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                     June 5, 2023

       Andrew Milgram
       Chief Executive Officer
       Marblegate Acquisition Corp.
       411 Theodore Fremd Avenue Suite 206S
       Rye, NY 10580

       Marblegate Acquisition Corp.

                                                        Re: Marblegate
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 1, 2023
                                                            File No. 001-40862

       Dear Andrew Milgram:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brandon Bortner